Exhibit 10.1

PROMISSORY NOTE

Made as of August 1, 2008
Indebtedness is $330,000.00	Maturity Date July 31, 2010

This Promissory Note (the “Note”) is made this 1st day of August, 2008, by and among MobilePro Corp., a Delaware corporation, its successors and/or assigns, with its principal business located at 6701 Democracy Blvd., Suite 202, Bethesda, Maryland 20817 (the “Company”), and Data Sales Co., Inc. a Minnesota corporation, its successors and/or assigns with its principal business located at 3450 W. Burnsville Parkway, Burnsville, Minnesota 55337 (the “Holder”).

Background

Company is a party to a Master Equipment Lease Agreement No. 39-10034 dated on or around September 27, 2006 (the “Equipment Lease Agreement”) by and between MobilePro Corp., Kite Networks, Inc. (“Lessee”) and Data Sales Co., Inc. (“Lessor”) .

As of the date hereof, Company and Kite Networks, Inc. remain obligated to Lessor under the terms of the Equipment Lease Agreement in the amount of Three Hundred Thirty Thousand Dollars ($330,000.00) (the “Remaining Lease Obligations”).

The parties intend to execute this Note in favor of Holder in full satisfaction of the Remaining Lease Obligations and acknowledges and agrees that it owes and shall pay to Holder all sums owing hereunder as and when due pursuant to the terms of this Note.

Now, therefore, the Company and Holder hereby agree as follows:

1. Obligation. The Company hereby promises to pay to the order of Holder on July 31, 2010 (the “Maturity Date”), at Holder’s principal place of business at 3450 W. Burnsville Parkway, Burnsville, Minnesota 55337, or at such other place as Holder may direct, the principal sum of Three Hundred Thirty Thousand Dollars ($330,000.00) (the “Principal Amount”) plus interest thereon a the rate of 12% per annum, compounded monthly, calculated on the outstanding and unpaid Indebtedness, based on a calendar year of 360 days and charged for the actual days elapsed in a month (the “Interest”) and all other sums, debts and obligations, whether now due or to become due, absolute or contingent, direct or indirect (all together, the “Indebtedness”), which shall be repaid to Holder as follows:

(a) Commencing on September 1, 2008 and continuing to be received by Holder on the first day of each month thereafter until the Maturity Date (or such sooner time the Indebtedness is repaid) , Company shall begin making monthly payments to Holder in an amount equal to $10,000.00 per month, in good and readily available funds, which shall be applied by Holder to the outstanding and unpaid Indebtedness owed hereunder, with any balloon of principal, interest or fees due on or before the Maturity Date.

For purposes of this Note, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

3. Prepayment. Prepayment of the unpaid Principal Amount and/or interest due under this Note may be made at any time without penalty. Unless otherwise agreed in writing by Holder, all payments will be made in lawful tender of the United States and will be applied (a) first, to the payment of accrued interest, and (b) second, (to the extent that the amount of such prepayment exceeds the amount of all such accrued interest), to the payment of principal.

4. Insurance Proceeds. The Company and Holder acknowledge that an insurance claim has been made or will be made against certain insurance policies maintained by the Company and/or Kite Networks, Inc. (the “Insurance Proceeds”). Company and Holder agree that, should Holder receive an award of any such Insurance Proceeds, Holder shall only be obligated to apply 50% net, net, of such Insurance Proceeds to the outstanding and unpaid Indebtedness. In the event the insurance recovery exceeds the amount of unpaid Principal Amount and any Unpaid Interest then the balance of the Insurance Proceeds, if any, shall be delivered to the Company.

5. Default; Acceleration of Obligation; Default Interest Rate. The Company will be deemed to be in default under this Note and the outstanding unpaid principal balance of this Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Holder, upon the occurrence of any of the following events (each an “Event of Default”): (a) upon the Company’s failure to make any payment when due under this Note and such default continues for a period of five (5) days after the due date; (b) upon the filing by or against the Company of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors; provided, however, with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within ninety (90) days after the filing of such petition; (c) upon the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of the Company’s assets or property. From and after such time default occurs, Interest shall be increased to 15% per annum, compounded monthly, on the then unpaid and outstanding Indebtedness, until such time the default is cured.

6. Remedies On Default; Acceleration. Upon any Event of Default, Holder will have, in addition to its rights and remedies under this Note recourse against the Company, and may pursue any legal or equitable remedies that are available to Holder, and may declare the entire unpaid principal amount of this Note and all unpaid accrued interest under this Note to be immediately due and payable in full. Company shall be responsible for all reasonable costs, expenses, legal fees and the like associated with the collection of this Note, or enforcement hereof.

7. Waiver and Amendment. Any provision of this Note may be amended or modified only by a writing signed by both the Company and Holder. Except as provided below with respect to waivers by the Company, no waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted. No course of dealing between the Company and Holder will operate as a waiver or modification of any party’s rights or obligations under this Note. No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

8. Waivers of Company. The Company hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence. This Note may be amended only by a writing executed by the Company and Holder.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of Minnesota.

10. Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

11. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

12. Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

13. Assignment. This Note is freely assignable by Holder. The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

14. Full Payment. Other than that certain Master Lease Agreement No. 39-10076 dated on or about March 7, 2008 by and between Mobilepro Corp., Kite Networks, Inc., DHB Networks, Ltd., and Data Sales Co., Inc., this Note represents the only other obligation of the Company to the Holder and all other obligations, if any, shall be deemed satisfied by the execution and full performance of this Note.

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date and year first above written.

THE COMPANY

MobilePro Corp.

By: /s/ Jay Wright
Name: Jay Wright
Title: Chairman and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

THE HOLDER

Data Sales Co., Inc.

By: /s/ Raymond Marr
Name: Raymond Marr
Title: Vice President